Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

ICZOOM Group Inc.

(Exact Name of Registrant as Specified in its Charter)

……………………………………………………..

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rules	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.16 per share	Rule 457(c) Rule 457(h)	6,250,000	(1)	$1.96	(2)	$12,218,750	0.00014760	$1,803.49

	Total Offering Amounts							$12,218,750		$1,803.49
	Total Fee Offsets									$0
	Net Fee Due									$1,803.49

(1)	Represents 6,250,000 Class A ordinary shares, par value of $0.16 (the “Class A Ordinary Shares”) of ICZOOM Group Inc. (the “Company”) issuable pursuant to the Company’s 2015 Equity Incentive Plan.
(2)	The proposed maximum offering price per Class A Ordinary Share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$1.96 per Ordinary Share, the average of the high and low prices for the Company’s Class A Ordinary Shares as quoted on the Nasdaq Capital Market on July 10, 2024.